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NEWS RELEASE for April 10, 2013

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

GENTHERM ANNOUNCES TWO NEW BOARD OF DIRECTOR NOMINEES

To Fill Vacancies Created by Resignations; Size of the Board to Remain at Nine Directors

NORTHVILLE, MI (April 10, 2013) . . . Gentherm Incorporated (NASDAQ-GS: THRM), the global market leader and a developer of innovative thermal management technologies, today announced that its Board of Directors has selected two new Director nominees to be voted on by the Company’s shareholders at its next Annual Meeting of Shareholders, the date of which is to be announced soon. The nominees will fill vacancies created by the resignations of John M. Devine and James D. Donlon III which will be effective as of the date of the Annual Meeting.

“We would like to thank John Devine and Jim Donlon for their extremely valuable and distinguished service on the Gentherm Board of Directors,” said Daniel R. Coker, President and Chief Executive Officer of Gentherm, “their contributions were instrumental to Gentherm’s growth and success and both helped guide us through the recent acquisition of W.E.T. Automotive Systems.”

The two new nominees to be considered for election are Franz Scherer, Ph.D., and Byron T. Shaw II, Ph.D.

Chairman Oscar B. (Bud) Marx said, “We are pleased that these seasoned executives will stand for election at our next Annual Meeting as they both have extensive business experience in the automotive industry. If elected, they will bring a valued perspective to our Board, particularly as we continue our global expansion focused on providing a much wider range of thermal products and technologies to the automotive and other markets.”

Dr. Scherer has been Chairman of the Supervisory Board at W.E.T. Automotive Systems AG since June 1, 2004. He also sits on the Boards of Mannheimer AG Holding, Mannheimer Versicherungs AG, Mamax Lebensversicherungs AG and Seeburger AG.

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Dr. Scherer served as CEO of two prominent companies, FTE Automotive Group, a private equity buy-out of the clutch and break hydraulics business of DANA Corp, and SIRONA Group, a private equity buy-out of the SIEMENS dental medical business. He also was a business consultant at McKinsey, Rothman’s International, Honeywell Bull and Rank Xerox.

Dr. Scherer studied economics and business at the Free University Berlin and the London School of Economics, and holds a master’s degree from the University of Texas. He also studied at the University of California, Berkeley, and received a doctorate degree from the Free University Berlin.

Dr. Shaw has served for the past year as an independent consultant, providing diligence, strategy and execution advisory services focusing on automotive technology and related services. Just prior to that, he spent six years with General Motors where he worked as Manager of the Wireless Networks and Technology Group and helped to establish a Silicon Valley Office. He spent his last year with General Motors in the dual role of Managing Director of the Silicon Valley Office for General Motors Ventures LLC. Dr. Shaw also spent a year with Ready Solar Inc. as Founder and CTO leading up to its acquisition by SunEdison, and five years at BMW where he held increasingly responsible positions of Principal Technology Engineer, Manager of Advanced Technology Deployment, and Manager of Advanced Technology.

Dr. Shaw currently serves on the Board of Directors of privately-held Project Renovo and is a member of advisory committees for Smalltech LLC and several startup ventures in the automotive, infotainment and powertrain industries.

Dr. Shaw was a General Motors Scholar at Massachusetts Institute of Technology where he received multiple Bachelor of Science degrees and a Master of Science in Mechanical Engineering. He was awarded a Ph.D. in mechanical engineering/controls from University of California, Berkeley. Dr. Shaw also engaged in foreign studies in German at the University of Tübingen.

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated seat and steering wheel systems, cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 6,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if

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necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Gentherm’s Securities and Exchange Commission (SEC) filings and reports, including, but not limited to, its Form 10-K for the year ended December 31, 2012; all of which are available free of charge on the SEC’s website at www.sec.gov. Gentherm expressly disclaims any intent or obligation to update any forward-looking statements.

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